Exhibit 12
                                                                      ----------


              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
  EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (Dollars In Thousands Except Ratio Amounts)

                                           Nine Months Ended   Nine Months Ended
                                           -----------------   -----------------
                                           September 30, 2006 September 30, 2005
                                           ------------------ ------------------
                                                       (Unaudited)
Earnings:
  Pre-tax income from continuing operations
  before adjustment for minority interest and
  equity earnings (including amortization of
  excess cost of equity investments) per
  statement of income........................           $ 684,330    $ 652,538
Add:
  Fixed charges..............................             280,173      214,471
  Amortization of capitalized interest.......                 859          539
  Distributed income of equity investees.....              56,281       51,552
Less:
  Interest capitalized from continuing
  operations.............................                  15,219        5,842
  Minority interest in pre-tax income of                      379          241
  subsidiaries with no fixed charges..........          ---------    ---------
  Income as adjusted.........................           $1,006,045   $ 913,017
                                                        ----------   ---------


Fixed charges:
  Interest and debt expense, net per
  statements of income (includes amortization
  of debt discount, premium, and debt
  issuance costs; excludes capitalized
  interest)..................................           $ 266,435    $ 202,577
Add:
  Portion of rents representative of the                   13,738       11,894
  interest factor..............................         ---------    ---------
  Fixed charges..............................           $ 280,173    $ 214,471
                                                        ---------    ---------


Ratio of earnings to fixed charges...........                3.59         4.26
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